Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2006, with respect to the consolidated financial statements of CMCP – Properties, Inc., in the Registration Statement (Form S-3) and related Prospectus of Brookdale Senior Living, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

December 15, 2006